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                                                                    EXHIBIT 10.6

                             INCENTIVE STOCK OPTION

JONATHAN MORGAN, Optionee:

      On JULY 26, 2004 (the "Grant Date"), First Virtual Communications, Inc. (the "Company"), pursuant to its 1997 Equity Incentive Plan, as amended (the "Plan"), has granted to you, the optionee named above, an option to purchase shares of the common stock of the Company ("Common Stock"). This option is intended to qualify to the full extent permitted by law as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent required to comply with the above code, a portion of the shares within this grant may be designated non-qualified shares.

      The grant hereunder is in connection with and in furtherance of the Company's compensatory benefit plan for participation of the Company's employees (including officers), directors or consultants. Defined terms not explicitly defined in this agreement but defined in the Plan shall have the same definitions as in the Plan.

      The details of your option are as follows:

      1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is 300,000.

      2. VESTING. All of the underlying shares subject to this Option shall vest (become exercisable) on July 26, 2008, the fourth anniversary following the grant date. Additionally, the Option is a Performance-Accelerated Option having the performance milestones as defined below ("Milestones") upon the satisfaction of each of which, the vesting as to certain shares will be accelerated as shown:

      MILESTONE 1: Q4 2004 QUARTERLY OPERATING PROFIT(1) OF $50,000 OR GREATER

            Upon successful attainment of Milestone 1, the executive will immediately vest in options to purchase 25,000 shares effective January 1, 2005 and the executive will begin to vest in options to purchase 75,000 shares in equal monthly installments such that the 75,000 shares are fully vested on the fourth anniversary of the Grant Date.

      MILESTONE 2: Q1 AND Q2 2005 AGGREGATE OPERATING PROFIT FOR THE TWO QUARTERLY PERIODS OF $500,000 OR GREATER

            Upon successful attainment of Milestone 2, the executive will immediately vest in options to purchase 25,000 shares effective July 1, 2005 and the executive will begin to vest in options to purchase 75,000 shares in equal monthly installments such that the 75,000 shares are fully vested on the fourth anniversary of the Grant Date.

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(1) Operating Profit: Operating profit is defined as net income for the appropriate period as calculated under US GAAP, including the impact of any executive or employee bonuses or incentive compensation, but excluding the actual incremental expenses (as defined below) incurred as a result of the special investigation of the audit committee (as defined below), which were recognized in the related period.

  Incremental Expenses: Incremental expenses incurred as a result of the special investigation of the audit committee, include costs incurred by Morrison & Foerster, Huron Consulting, ADI, PricewaterhouseCoopers, Heller Ehrman, Woodruff
- Sawyer (D&O Insurance only) which would not have otherwise been incurred had the investigation not been initiated.
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      MILESTONE 3: FY 2005 ANNUAL OPERATING PROFIT OF $1,000,000 OR GREATER

            Upon successful attainment of Milestone 3, the executive will immediately vest in options to purchase 25,000 shares effective January 1, 2006 and the executive will begin to vest in options to purchase 75,000 shares in equal monthly installments such that the 75,000 shares are fully vested on the fourth anniversary of the Grant Date.

      3.    EFFECT OF EXECUTIVE OFFICERS' CHANGE OF CONTROL AGREEMENT

      Notwithstanding anything to the contrary herein or in the Executive Officers' Change of Control Agreement in effect at any time between the Company and Optionee, in the event of a Change of Control (as that term is defined in the Change of Control Agreement) the following shall apply:

            (a) prior to the occurrence of a Milestone if that Milestone was attained, then the entire portion of this option that is subject to that particular Milestone shall be accelerated in accordance with the Change of Control Agreement; and

            (b) in the event that a Change of Control occurs after the occurrence of a Milestone without that Milestone having been attained, then the entire portion of this option that is subject to that particular Milestone would not accelerate pursuant to the provisions of the Change of Control Agreement.

      4.    EXERCISE PRICE AND METHOD OF PAYMENT.

            (a) EXERCISE PRICE. The exercise price of this option is $0.93 per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

            (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

                  (i) Payment of the exercise price per share in cash (including check) at the time of exercise;

                  (ii) Payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

                  (iii) Provided that at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests, which Common Stock shall be valued at its fair market value on the date of exercise; or

                  (iv) Payment by a combination of the methods of payment permitted by subparagraph 4(b)(i) through 4(b)(iii) above.

      5. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

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      6.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act"), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

      7. TERM. The term of this Option commences on the date of grant as set forth in the Notice and expires on the tenth anniversary of said Grant Date (the "Expiration Date"), unless this Option expires sooner as set forth below or in the Plan. In no event may this Option be exercised on or after the Expiration Date. Following the date of termination of Optionee's continuous status as an Employee, Officer, Director or Consultant with the Company or an Affiliate ("Continuous Status") for any or no reason (such final day of Continuous Status, the "Termination Date"), this Option shall be exercisable only as to shares of Common Stock that were vested as of the Termination Date as provided in paragraph 2 of this Option and then only for the applicable period specified in
(i) and (ii) below (the "Post-Termination Exercise Period"). This Option shall terminate prior to the Expiration Date as follows: (i) in the case of an Optionee who is an Employee or Consultant, ninety (90) days after the Termination Date, or (ii) in the case of an Optionee who is an Officer or Director, nine (9) months after the Termination Date, unless:

            (a) Your termination of Continuous Status as an Employee, Officer, Director or Consultant is due to your disability. This Option will then expire on the earlier of the Expiration Date set forth above or six (6) months following such termination of Continuous Status as an Employee, Officer, Director or Consultant. You should be aware that if your disability is not considered a permanent and total disability within the meaning of Section 422(c)(6) of the Code, and you exercise this Option more than three (3) months following the date of your termination of employment, your exercise will be treated for tax purposes as the exercise of a "nonstatutory stock option" instead of an "incentive stock option."

            (b) Your termination of Continuous Status as an Employee, Officer, Director or Consultant is due to your death or your death occurs within thirty
(30) days following your termination of Continuous Status as an Employee, Officer, Director or Consultant for any other reason. This Option will then expire on the earlier of the Expiration Date set forth above or eighteen (18) months after your death.

            (c) If during any part of the Post Termination Exercise Period you may not exercise your option solely because of the condition set forth in paragraph 6 above, then this Option will not expire until the earlier of the Expiration Date set forth above or until this Option shall have been exercisable for an aggregate period equal to the applicable Post-Termination Period after your termination of Continuous Status as an Employee, Officer, Director or Consultant.

            (d) If your exercise of the Option within thirty (30) days after termination of your Continuous Status with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Status with the Company or an Affiliate of the Company.

      However, this Option may be exercised following termination of Continuous Status only as to that number of shares as to which it was vested on the Termination Date under the provisions of paragraph 2 of this Option.

      In order to obtain the federal income tax advantages associated with an "incentive stock option," the Code requires that at all times beginning on the date of grant of the Option and ending on the day three (3) months before the date of the Option's exercise, you must be an Employee of the Company or an Affiliate of the Company, except in the event of your death or permanent and total disability. The

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Company has provided for extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an "incentive stock option" if you provide services to the Company or an Affiliate of the Company as a consultant or if you exercise your option more than three (3) months after the date your employment with the Company and all Affiliates of the Company terminates.

      8.    EXERCISE.

            (a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to subsection 11(e) of the Plan.

            (b)   By exercising this option you agree that:

                  (i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

                  (ii)  you will notify the Company in writing within fifteen
(15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.

      9. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

      10. OPTION NOT A SERVICE CONTRACT. This option is not an employment contract and nothing in this option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this option shall obligate the Company or any Affiliate of the Company, or their respective shareholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

      11. NOTICES. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

      [remainder of page intentionally left blank]

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12.         GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

      Dated the 13th day of September, 2004.

                                        FIRST VIRTUAL COMMUNICATIONS, INC.

                                        By /s/ Truman Cole
                                           -------------------------------------
                                               Duly authorized on behalf of the
                                               Board of Directors

ATTACHMENTS:

      First Virtual Communications, Inc. 1997 Equity Incentive Plan

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                                 ACKNOWLEDGEMENT

The undersigned:

            (a) Acknowledges receipt of the foregoing option and the attachments referenced therein and understands that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

            (b) Acknowledges that as of the date of grant of this option, it sets forth the entire understanding between the undersigned optionee and the Company and its Affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options and any other stock awards previously granted and delivered to the undersigned under stock award plans of the Company.

                                        /s/ JONATHAN MORGAN
                                        ----------------------------------------
                                        JONATHAN MORGAN

                                        September 13, 2004
                                        ----------------------------------------
                                        DATE

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                   ADDENDUM TO NOTICE OF GRANT OF STOCK OPTION
                           AND STOCK OPTION AGREEMENT

To: JONATHAN MORGAN

Effective JULY 26, 2004, you have been granted option number 1000232 to buy 300,000 shares of common stock of First Virtual Communications, Inc. (the "Company") at $0.93 per share (the "Option"), subject to the terms and conditions of the Notice of Grant of Stock Option, the 1997 Equity Incentive Plan, as amended, and the Option Agreement (together, the "Option Documents"), each of which documents are incorporated herein by this reference.

At the time the Option was granted to you, the Company had suspended the use of all registration statements filed with the SEC pursuant to which the Company issues shares of capital stock, including the registration statements filed with the SEC on Form S-8 covering employee stock plans and the issuance of shares of the Company's Common Stock thereunder.

Notwithstanding anything to the contrary contained in the Option Documents, and notwithstanding the fact that you may be vested in shares thereunder, by signing this Addendum below, you hereby acknowledge that you may not exercise the Option while the Company is unable to issue the shares upon such exercise in compliance with all applicable securities laws, that is, until the Company is once again current in its filings as required by the SEC and the applicable registration statements on Form S-8 are once again declared effective.

You also acknowledge your understanding that the Company cannot be certain when it will (and can provide no assurances that it will be able to) comply with applicable securities laws in order to permit exercise of the Option once the shares are vested or at any time prior to expiration of the Option.

Your stock options under the Option will continue to vest on their regular vesting schedule for so long as you continue to be employed by or to serve as an officer, director or consultant with the Company.

This prohibition on exercising options will continue until the Company is once again current in its filings as required by the SEC. You will be notified immediately when the Company can again begin processing option exercises.

                                ACKNOWLEDGED:

                                /s/ Jonathan Morgan
                                ------------------------------------------------
                                Optionee

                                September 13, 2004
                                ------------------------------------------------
                                Date


Attachments: Notice of Grant of Stock Option 1000232
             Form of Stock Option Agreement
             1997 Equity Incentive Plan